Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Steakholder Foods Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)(2)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share(5)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value, as represented by American Depositary Shares	457(c)	362,192,860	(3)	$0.525	(4)	$19,015,125.15	$0.0001476	$2,806.63
Total Offering Amount			362,192,860				$19,015,125.15		$2,806.63
Total Fees Previously Paid									—
Total Fee Offsets
Net Fee Due									$2,806.63

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Ordinary shares are represented by American Depositary Shares (“ADSs”), each of which represents ten ordinary shares of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-253915).

(3)	Consists of (i) 28,714,286 ADSs representing 287,142,860 ordinary shares issuable upon the exercise of new warrants issued to a certain holder in connection with the warrant repricing, (ii) 1,005,000 ADSs representing 10,050,00 ordinary shares issuable upon the exercise of new warrants issued to the placement agent in connection with the warrant repricing and (iii) 6,500,000 ADSs representing 65,000,000 ordinary shares issuable upon the exercise of warrants issued in January 2023 that were exercised in the warrant repricing. All 36,219,286 ADSs are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the Nasdaq Capital Market on January 30, 2024, divided by 10 (to give effect to the 1:10 ratio of ADSs to ordinary shares).

(5)	The Registrant will not receive any proceeds from the sale of its ADSs by the selling shareholders.